SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

RALCORP HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person Filing Proxy Statement if other than the Registrant)

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[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RALCORP HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DEAR SHAREHOLDERS:

            The 2005 Annual Meeting of Shareholders of Ralcorp Holdings, Inc. will be held at 8:30 a.m. local time, on Wednesday, February 2, 2005, at the Bank of America Plaza, 800 Market St., 30th floor, St. Louis, Missouri, for the following purposes:

•	To elect five directors;

•	To amend the 2002 Incentive Stock Plan; and

•	To transact any other business that may properly be presented at the Annual Meeting.

            If you were a shareholder of record at the close of business on November 26, 2004, then you may vote on these matters.

            It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, we encourage you to vote in one of these ways:

•	USE THE INTERNET WEBSITE shown on the Proxy Card;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the Proxy Card; or

•	MARK, SIGN, DATE, and PROMPTLY RETURN the Proxy Card in the postage-paid envelope provided.

By Order of the Board of Directors,

Charles G. Huber, Jr.
Secretary

December 14, 2004

RALCORP HOLDINGS, INC.

800 Market Street
St. Louis, MO 63101

PROXY STATEMENT

RALCORP HOLDINGS, INC.

PROXY STATEMENT FOR THE
2005 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why Am I Receiving These Materials?

            The Board of Directors of Ralcorp Holdings, Inc. (“Ralcorp” or “Company”) is soliciting proxies to be used at the 2005 Annual Meeting. This Proxy Statement and Proxy Card are being mailed to shareholders on or about December 20, 2004. A copy of Ralcorp’s Annual Report containing financial statements for the fiscal year ended September 30, 2004 has been mailed with this Proxy Statement.

YOUR VOTE IS VERY IMPORTANT AND YOU ARE ENCOURAGED TO VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Where And When Is The Annual Meeting?

            The Annual Meeting will take place at 8:30 a.m. local time, on Wednesday, February 2, 2005, at the Bank of America Plaza, 800 Market St., 30th floor, St. Louis, Missouri.

Who Can Vote?

            Record holders of Ralcorp Common Stock on November 26, 2004 may vote at the Annual Meeting. On that date, there were 29,451,282 shares of Ralcorp Common Stock outstanding.

How Do I Vote?

      Shares Registered In Your Name:

•	Vote by Internet. Go to http://www.eproxyvote.com/rah and follow the instructions provided.

•	Vote by Telephone. Using a touch-tone telephone, call 1-877-779-8683 toll-free and follow the instructions provided.

•	Vote by Mail. Mark your Proxy Card, sign, date, and return it in the postage-paid envelope provided.

•	Attend the Annual Meeting and cast your vote there.

            To vote by Internet or telephone, you will need your Voter Control Number located above your name on your Proxy Card. Internet and telephone voting are available twenty-four hours a day until midnight on Tuesday, February 1, 2005, the day before the Annual Meeting. If you vote by Internet or telephone, then please do not return your Proxy Card.

      Shares Held By Your Bank Or Broker:

            If your Ralcorp Common Stock is held in the name of a bank or broker, then follow the voting instructions you receive from your bank or broker. If you wish to attend the Annual Meeting and vote your shares, then you will need to bring an account statement or letter from your bank or broker indicating that you were the record holder of your shares as of November 26, 2004.

      Shares Held In The Savings Investment Plan:

            If you participate in the Company’s Savings Investment Plan (SIP) and are the record holder of Ralcorp Common Stock in exactly the same name as you are identified by in the SIP, then you will receive a single

Proxy Card to vote all of your shares. If your plan account is not in exactly the same name as your shares of record, then you will receive one Proxy Card for your SIP shares and one for your record shares.

            If you own shares through the plan and we have not received your vote by February 1, 2005, then the trustee will vote your shares in the same proportion as the shares that are voted on behalf of the other participants in the plan. The trustee will also vote unallocated shares of Ralcorp Common Stock held in the plan in direct proportion to the voting of allocated shares in the plan as to which voting instructions have been received, unless doing so would be inconsistent with the trustee’s duties.

How Many Votes Are Needed?

            If a quorum is represented at the Annual Meeting, then the following votes are required:

            •  Election of Directors

            A majority of shares entitled to vote and present (in person or by proxy) at the Annual Meeting must be voted “FOR” a nominee.

            •  Amendment of 2002 Incentive Stock Plan

            A majority of shares entitled to vote and present (in person or by proxy) at the Annual Meeting must be voted “FOR” the amendment.

            •  Other Matters

Generally, a majority of the shares entitled to vote and present (in person or by proxy) at the Annual Meeting must be voted “FOR” such other matter. However, the Company does not know of any other matter that will be presented at this Annual Meeting.

How Can I Change My Vote?

            You can change your vote in one of three ways:

•	Send in another proxy or vote again electronically after your original vote;

•	Notify Ralcorp’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	Vote in person at the Annual Meeting.

How Many Votes Do I Have?

            You are entitled to cast one vote for each share of Ralcorp Common Stock you own on the record date. A majority of the outstanding shares entitled to vote must be present (in person or by proxy) in order to conduct the election of directors and other matters in this Proxy Statement.

What Constitutes A Quorum?

            A majority of the outstanding shares entitled to vote at the Annual Meeting represented in person or by proxy constitutes a quorum.

How Are Votes Counted?

            We treat a Proxy Card marked “withhold” for a nominee or nominees as a vote against such nominee or nominees. A Proxy Card marked “abstain” on a matter will be considered to be represented at the Annual Meeting, but not voted, for these purposes. Shares registered in the name of a bank, broker, or other “street name” agent, for which proxies are voted on some, but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters marked on the Proxy Card.

            All shares that are properly voted—whether by Internet, telephone, or mail—will be voted at the Annual Meeting in accordance with your instructions. If you sign the Proxy Card but do not give voting instructions, then the shares represented by your Proxy Card will be voted as recommended by the Board of Directors.

            If any other matters are properly presented at the Annual Meeting, then the people named on the Proxy Card will use their discretion to vote on your behalf.

What Does The Board Recommend?

            The Board recommends you vote “FOR” the five nominees for director and “FOR” the amendment to 2002 Incentive Stock Plan.

ELECTION OF DIRECTORS
Item 1 on Proxy Card

            Ten members serve on the Board of Directors. The Board is currently divided into three classes, with one class consisting of four members and two classes consisting of three members. Directors for each class are elected at the Annual Meeting held in the year in which the term for their class expires. Messrs. Banks, Hunt, Ingram and Kemper constitute the class whose term expires at the 2005 Annual Meeting. Under the Company’s current Bylaws, Mr. Ingram can no longer stand for re-election due to his age. In September the Board elected Bill G. Armstrong and the Company’s Co-Chief Executive Officers, Kevin J. Hunt and David P. Skarie, as directors.

            In order to equalize the class sizes resulting from the retirement of Mr. Ingram and election of three new directors, the Board has organized directors into three classes each consisting of three directors. The Board recommends that three directors be elected at the 2005 Annual Meeting to serve for a three-year term ending in 2008 at our Annual Meeting; that one director be elected to a two-year term expiring in 2007 at our Annual Meeting; and that one director be elected to a one-year term ending in 2006 at our Annual Meeting.

            The Board has nominated Messrs. Banks, Hunt and Kemper for election as directors at the Annual Meeting, to serve until the 2008 Annual Meeting. Also, the Board has nominated Mr. Armstrong for election as a director at the Annual Meeting, to serve until the 2007 Annual Meeting. Further, the Board has nominated Mr. Skarie for election as a director at the Annual Meeting, to serve until the 2006 Annual Meeting.

            Mr. Goodall, Chairman of the Corporate Governance and Compensation Committee, and Mr. Stiritz, Chairman of the Board, discussed the desirability of replacing Mr. Ingram who will retire in early 2005. Messrs. Goodall and Stiritz discussed the need to fill Mr. Ingram’s position with a candidate who was familiar with the Company and had experience as an operations executive. Mr. Armstrong’s name surfaced as a candidate familiar with Ralcorp and who had a strong background in operations. Mr. Stiritz contacted Mr. Armstrong to initiate a discussion about joining the Board. At the September 23, 2004 board meeting the Committee reviewed Mr. Armstrong’s qualifications and his responses to a director’s questionnaire. Each member of the Committee was afforded the opportunity to contact Mr. Armstrong prior to the meeting. At the same meeting the Committee and entire Board reviewed Messrs. Hunt’s and Skarie’s performance during their first year as Co-Chief Executive Officers and concluded their performance warranted election to the Board. The Company has never paid a fee to a third party for assisting in a search for director candidates.

            Each nominee has agreed to serve and the Board does not contemplate that any of the nominees will be unable to stand for election. However, if any nominee becomes unable to serve before the Annual Meeting, then your Proxy Card will be voted for a person that the Board nominates in such nominee’s place, unless you have withheld authority to vote for all nominees. There are no family relationships among our directors and corporate officers.

            Other directors not up for election this year will continue in office for the remainder of their terms or until their death, resignation or removal. Proxies may not be voted for a greater number of persons than the nominees listed below.

INFORMATION ABOUT RALCORP’S BOARD OF DIRECTORS

            Biographical information on Messrs. Armstrong, Banks, Hunt, Kemper and Skarie, and all other directors, is set forth below. Directors’ ages are as of December 31, 2004.

BILL G. ARMSTRONG—Standing for election at this meeting for a term expiring 2007
Age:	56
Director Since:	October 2004
Principal Occupation/ Recent Business Experience:	Mr. Armstrong served as Executive Vice President and Chief Operating Officer of Cargill Animal Nutrition from May 2001 to September 2004 and as Chief Operating Officer of Agribrands International, Inc. from April 1998 to April 2001.
Other Directorships:	Energizer Holdings, Inc.

DAVID R. BANKS—Standing for election at this meeting for a term expiring 2008
Age:	67
Director Since:	May 2001
Principal Occupation/ Recent Business Experience:	Private equity investor. Mr. Banks served as Chairman of the Board of Beverly Enterprises, Inc. (health care) from May 1989 to December 2001 and as Chief Executive Officer from May 1989 to February 2001.
Other Directorships:	Nationwide Health Properties, Inc.

JACK W. GOODALL—Continuing in office—Term expiring 2006
Age:	66
Director Since:	March 1994
Principal Occupation/ Recent Business Experience:	Mr. Goodall served as Chairman of the Board of Jack in the Box Inc. (restaurants) from April 1996 to February 2001.
Other Directorships:	Rubio’s Restaurants, Inc.

KEVIN J. HUNT—Standing for election at this meeting for a term expiring 2008
Age:	53
Director Since:	October 2004
Principal Occupation/ Recent Business Experience:	Mr. Hunt has been Co-Chief Executive Officer and President of Ralcorp Holdings, Inc. since September 2003 and Chief Executive Officer of Bremner, Inc. since 1995 and Nutcracker Brands, Inc. since September 2003. Mr. Hunt has been employed with the Company since 1985.

M. DARRELL INGRAM—Term expires at the 2005 Annual Meeting
Age:	72
Director Since:	May 2001
Principal Occupation/ Recent Business Experience:	Mr. Ingram has been a private equity investor since July 1998.

DAVID W. KEMPER—Standing for election at this meeting for a term expiring 2008
Age:	54
Director Since:	October 1994
Principal Occupation/ Recent Business Experience:	Mr. Kemper has been Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc. (bank holding company) since October 1991.
Other Directorships:	Tower Properties Company

RICHARD A. LIDDY—Continuing in office—Term expiring 2007
Age:	69
Director Since:	February 2001
Principal Occupation/ Recent Business Experience:	Mr. Liddy served as Chairman of the Board of GenAmerica Financial (financial and insurance products) from September 2000 to April 2002. He also served as Chairman of the Board of Reinsurance Group of America from May 1993 to April 2002. Mr. Liddy was President of General American Life Insurance Company from May 1988 to September 2000 and Chief Executive Officer of General American Life Insurance Company from May 1992 to September 2000. In January 2000, while Mr. Liddy served as President of GenAmerica Financial Corporation, GenAmerica sold its mutual holding company to Metropolitan Life Insurance Company. At the request of the Missouri State Insurance Department, a receiver was appointed in order to oversee the equitable distribution of proceeds to policyholders.
Other Directorships:	Ameren Corporation, Brown Shoe Company, Inc. and Energizer Holdings, Inc.

JOE R. MICHELETTO—Continuing in office—Term expiring 2006
Age:	68
Director Since:	January 1994
Principal Occupation/ Recent Business Experience:	Mr. Micheletto has been Vice-Chairman of the Board of Directors of Ralcorp Holdings, Inc. since September 2003. Mr. Micheletto served as Chief Executive Officer and President of Ralcorp Holdings, Inc. from September 1996 to September 2003.
Other Directorships:	Energizer Holdings, Inc. and Vail Resorts, Inc.

DAVID P. SKARIE—Standing for election at this meeting for a term expiring 2006
Age:	58
Director Since:	October 2004
Principal Occupation/ Recent Business Experience:	Mr. Skarie has been Co-Chief Executive Officer and President of Ralcorp Holdings, Inc. since September 2003 and Chief Executive Officer and President of The Carriage House Companies, Inc. and Ralston Foods since January 2002. Mr. Skarie has been employed with the Company since 1986.

WILLIAM P. STIRITZ, Chairman of the Board—Continuing in office—Term expiring 2007
Age:	70
Director Since:	January 1994
Principal Occupation/ Recent Business Experience:	Private equity investor. Mr. Stiritz is Chairman of the Board of Energizer Holdings, Inc. (batteries) and Chairman of the Energizer Holdings, Inc. Management Strategy and Finance Committee since April 2000. Mr. Stiritz served as Chairman of the Board of Ralston Purina Company from January 1982 to December 2001. He also served as Chairman of the Board, Chief Executive Officer and President of Agribrands International, Inc. from April 1998 to May 2001.
Other Directorships:	Ball Corporation, Energizer Holdings, Inc., The May Department Stores Company, and Vail Resorts, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” MESSRS. ARMSTRONG, BANKS, HUNT, KEMPER AND SKARIE.

STOCK OWNERSHIP INFORMATION

Beneficial Ownership of More than 5% of Ralcorp Common Stock

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding	Explanatory Notes
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	2,721,359	9.4	(a) (b)

(a)	Based on its filings with the Securities and Exchange Commission, Barclays Global Investors, N.A. possessed sole voting and dispositive power over 1,931,068 shares; Barclays Global Fund Advisors possessed sole voting and dispositive power over 516,376 shares; and Barclays Bank PLC possessed sole voting and dispositive power over 49,000 shares.

(b)	As reported by the beneficial owner in a filing dated February 13, 2004 with the Securities and Exchange Commission.

Directors and Executive Officers

            The following table shows, as of November 26, 2004, the shares of Ralcorp Common Stock beneficially owned by Ralcorp directors and executive officers. Except as noted, all such persons possess sole voting and investment powers with respect to the shares listed. An asterisk in the column listing the percentage of shares outstanding indicates the person owns less than 1% of the Common Stock outstanding.

Directors & Executive Officers	Number of Shares(a)		Exercisable Options(b)	Total	% of Shares Outstanding
Bill G. Armstrong	—		10,281	10,281	*
David R. Banks	1,000		23,131	24,131	*
Jack W. Goodall	30,900		23,131	54,031	*
M. Darrell Ingram	5,000		23,131	28,131	*
David W. Kemper	9,000		23,131	32,131	*
Richard A. Liddy	10,000	(c)	23,131	33,131	*
Joe R. Micheletto	48,431		430,262	478,693	1.6
William P. Stiritz	883,994	(d)	205,621	1,089,615	3.6
Kevin J. Hunt	33,047		55,101	88,148	*
David P. Skarie	40,173		36,207	76,380	*
David L. Beré	—		—	—	*
Richard R. Koulouris	21,078		10,979	32,057	*
Ronald D. Wilkinson	16,963		23,645	40,608	*
All Directors and Executive Officers as a Group (16 people)	1,140,179		916,078	2,056,257	6.5

(a)	Includes the following:
• Shares held directly and Restricted Stock subject to forfeiture, a vesting schedule and other restrictions described in footnote 4 to the Summary Compensation Table on page 16;
•	Shares (or share equivalents) held indirectly in the Company’s Saving Investment Plan (SIP), Executive Savings Investment Plan (Executive SIP) and Deferred Compensation Plan for Key Employees. Shares in the SIP and Executive SIP are held in a separate fund in which participants acquire units. The fund also holds cash and short-term investments. The shares reported for a participant approximate the number of shares in the fund allocable to that participant and fluctuate due to the cash in the fund and the Common Stock’s price.

(b)	Shares that could be acquired by exercising stock options through January 25, 2005. Options granted to a director become exercisable upon that director’s termination, retirement, disability or death.
(c)	Shares of Common Stock owned by Mr. Liddy’s wife.
(d)	Includes 18,333 shares of Common Stock owned by Mr. Stiritz’s wife.

BOARD GOVERNANCE

            The Board of Directors has adopted independence standards, which are described in the Company’s Corporate Governance Guidelines and are available on the Company’s website, www.ralcorp.com/corporategovernance.htm. The Board has determined, in its judgment, that Messrs. Armstrong, Banks, Goodall, Ingram, Kemper, Liddy, and Stiritz are independent directors as defined in the NYSE listing standards and the SEC rules and regulations. The Guidelines also address qualifications for directors. Generally, the Guidelines provide that directors should have the skills, expertise, integrity and knowledge of the industries in which the Company competes necessary to enhance the long-term interest of shareholders. The Guidelines do not contain any specific limitations on a director’s ability to serve on boards or committees, including audit committees, of other organizations. The Board has determined, in its judgment, that Mr. Banks qualifies as an “audit committee financial expert” as defined by the SEC and that Mr. Banks has accounting and related financial management expertise within the meaning of the NYSE listing standards.

            Generally, at each regularly scheduled meeting, the non-management directors meet without the presence of management. The independent directors meet without the presence of management and any non-independent director twice each year. When the Board meets without management, Mr. Stiritz, or the Chairman of the Board Committee then in session, act as the presiding director.

            Information concerning the standing Committees of the Board is provided below.

Audit Committee

            The Committee’s primary responsibilities are to monitor and oversee (a) the quality and integrity of the Company’s financial statements and financial reporting, (b) the independence and qualifications of the Company’s independent auditors, (c) the performance of the Company’s independent audit, (d) the Company’s systems of internal accounting, financial controls and disclosure controls, and (e) the Company’s compliance with legal and regulatory requirements, codes of conduct and ethics programs.

            The Audit Committee currently consists of six directors. The Board has determined, in its judgement, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Committee operates under a written charter, adopted by the entire board, which is available on the Company’s website at www.ralcorp.com/corporategovernance.htm. The Audit Committee’s report is on page 22 of this Proxy Statement.

Corporate Governance and Compensation Committee

            The Corporate Governance and Compensation Committee reviews and revises, as necessary, the Company’s Corporate Governance Guidelines. The Committee also recommends to the Board nominees for directors and executive officers of the Company. The Committee will consider suggestions from shareholders regarding possible director nominees. Such suggestions, together with appropriate biographical information, should be submitted in writing to the Secretary of the Company. The Committee relies primarily on the recommendations from management and members of the Board to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2006 Annual Meeting should mail their suggestions to Ralcorp Holdings, Inc., P.O. Box 618, St. Louis, MO 63188-0618, Attn: Corporate Secretary. Suggestions must be received by the Secretary of the Company no later than August 22, 2005. The Committee also makes recommendations to the Board regarding CEO and other executive compensation. The Committee also administers the Company’s Deferred Compensation and Incentive Stock Plans.

            The Committee currently consists of seven directors. The Board has determined, in its judgement, that the Corporate Governance and Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Committee operates under a written charter, adopted by the entire Board, which is available on the Company’s website at www.ralcorp.com/corporategovernance.htm. The Corporate Governance and Compensation Committee’s report on fiscal year 2004 executive compensation is on pages 20 & 21 of this Proxy Statement.

Executive Committee

            The Executive Committee consists of two directors and may exercise all Board authority in the intervals between Board meetings, to the extent such authority is in compliance with the Corporate Governance Guidelines and does not infringe upon the duties and responsibilities of other Board committees.

Communication with the Board

            Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Ralcorp Holdings, P. O. Box 618, St. Louis, Missouri 63188-0618, Attn: Corporate Secretary. The Board has

directed that the Company’s Secretary forward shareholder communications to the Chairman of the Board and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding the governance or operation of the Company, the Secretary will use his discretion to refrain from forwarding the following: sales literature; defamatory material regarding the Company and/or its directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the Board’s corporate governance and oversight responsibilities.

Director Attendance at Annual Meeting

            The Board has directed that the Company schedule, whenever practicable, a Board meeting and any Committee meetings on the same day as the Company’s Annual Meeting of Shareholders. The Board’s meetings on that day will be convened or adjourned to allow all directors who are physically present for the meetings to attend the Company’s Annual Meeting of Shareholders. The Company’s Corporate Governance Guidelines do not require the directors to attend the Annual Meeting. Typically the Company’s Annual Meeting is sparsely attended. Consequently, no director attended the 2004 Annual Meeting.

Code of Ethics

            Our Standards of Business Conduct, applicable to all corporate officers and employees, set forth the Company’s expectations for the conduct of business by officers and employees. The directors have adopted and abide by the Directors Code of Ethics. Both documents are available on the Company’s website, www.ralcorp.com/corporategovernance.htm. In the event the Company modifies either document or waivers of compliance are granted to officers or directors, the Company will post such modifications or waivers on its website.

BOARD AND COMMITTEE SERVICE SUMMARY

Director	Board		Audit		Corporate Governance & Compensation		Executive		Attended 75% or More of Board & Applicable Committee Meetings(a)
Bill G. Armstrong	X		X		X				(a)
David R. Banks	X		X	*	X				X
Jack W. Goodall	X		X		X	*			X
Kevin J. Hunt	X								(a)
M. Darrell Ingram	X		X		X				X
David W. Kemper	X		X		X				X
Richard A. Liddy	X		X		X				X
Joe R. Micheletto	X						X		X
David P. Skarie	X								(a)
William P. Stiritz	X	*			X		X	*	X
Meetings Held in FY 2004	8		6		3		6

*	Chair
(a)	Messrs. Armstrong, Hunt and Skarie were not elected to the Board until October 2004.

DIRECTOR COMPENSATION

            All non-employee directors receive an annual retainer of $30,000. The Company’s Chairman receives a retainer of $60,000. The Chairmen of the Audit Committee and Corporate Governance and Compensation Committee receive Chairman retainers of $10,000. Directors are paid $1,500 for each regular or special Board meeting, Committee meeting, telephonic meeting and consent to action without a meeting. The Company also pays the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. On occasion, the Company provides directors with ski resort accommodations that the Company owns in Colorado. Non-employee directors also receive annual stock-based compensation. All awards vest at the director’s termination, retirement, disability or death.

            In addition, certain members of the Board receive the following:

          Chairman of the Board

•	Restricted stock grant with a fair market value of $50,000 each January.

•	Stock option grant of 10,000 shares each September.

Vice-Chairman of the Board

•	Through December 31, 2003, Mr. Micheletto received salary and benefits as an employee of Ralcorp, serving as a consultant to the Company’s current Co-CEOs.

•	Restricted stock grant with a fair market value of $200,000 on January 1, 2004, which vested on October 30, 2004.

•	On January 1, 2004, Mr. Micheletto began receiving non-management director compensation.

•	Mr. Micheletto used Company aircraft for personal use. The cost to the Company of such use was $42,872. Mr. Micheletto no longer uses the Company plane for personal use.

•	Reimbursement of reasonable office expenses.

•	Stock option grant of 2,500 shares each September.

Other Non-Employee Directors

•	Initial stock option grant of 10,000 shares for newly elected directors.

•	Stock option grant of 2,500 shares each September.

            Ralcorp has a Deferred Compensation Plan for Non-Management Directors. Under this plan, any non-management director may elect to defer, with certain limitations, their retainer and fees until retirement or other termination of his directorship. Deferrals may be made in Common Stock equivalents in an Equity Option or may be made in cash under a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in the Equity Option receive a 33¹/3% Company matching contribution. All directors have elected to defer their retainers and fees into the Equity Option.

APPROVAL OF AMENDMENT TO 2002 INCENTIVE STOCK PLAN
Item 2 on Proxy Card

            Proposal 2 seeks shareholder approval to change Section VI. F. of the 2002 Incentive Stock Plan to provide that, when the Board authorizes, in good faith, adjustments to awards impacted by distributions to shareholders other than for regular cash dividends, the number of shares available for future awards can be increased to reflect the adjustment to outstanding awards. The effect of the amendment will be to reduce the usage of existing shares available for awards. No other changes to the Plan are proposed.

            When the Company paid the $1.00 special dividend in October, 2004, the share price declined approximately 2.8%. Thus, outstanding stock options declined in value by the same amount. The Board authorized anti-dilution adjustments to outstanding options. The adjustments used 76,281 shares available for awards. Since the shares available for awards cannot be increased without shareholder approval, the

Company now has fewer shares available for stock-based compensation awards. Stock-based compensation links compensation to share performance. In the event fewer shares are available for awards, management compensation may not be tied as directly to the Common Stock share price. The following sets forth significant features of the Plan.

What is the purpose of the Plan?

            The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing stock awards to attract, retain, compensate and motivate directors, officers and other key employees who make important contributions to the success of the Company. The Plan provides for the granting of stock options, restricted stock awards and other awards payable in Common Stock to Company directors and employees, including the Named Executive Officers set forth in the compensation table on page 16.

Where can I get a copy of the Plan?

            A copy of the Plan as proposed to be amended is contained in Appendix A to this Proxy Statement. For your convenience we have underlined the proposed changes to the Plan.

Who administers the Plan?

            The Plan is administered by the Corporate Governance and Compensation Committee of the Board of Directors although the Board also has the authority to perform certain administrative functions and to grant awards. Terms and conditions of awards will be set forth in written agreements approved by the Committee.

How many shares of stock can be granted?

            The Plan authorized that 1,500,000 shares of Common Stock are available for the granting of awards under the Plan. Also, shares remaining for granting awards under the previous plan were available for awards under the new Plan. Currently, 773,402 shares are available for future awards. The closing per share price of the Common Stock on December 3, 2004 was $41.99.

Who is eligible to receive awards under the Plan?

            Any director or employee of the Company or any of its subsidiaries is eligible for an award under the Plan if selected by the Board or the Committee. There are approximately 6,000 persons employed by the Company and its subsidiaries. Subject to the provisions of the Plan, the Committee has full authority and discretion to determine the individuals to whom awards are granted and the amount and form of such awards. No determination has been made by the Board or the Committee with respect to the specific recipients or the amount or nature of any future awards under the Plan. Shares that may be granted to a single individual by the Committee are limited to 1,000,000.

What type of Stock Options can be awarded?

            Under the Plan, the Committee is authorized (i) to grant stock options that qualify as “Incentive Stock Options” (“ISOs”) under Section 422 of the Code and (ii) to grant stock options that do not so qualify. Stock options cannot be granted at an option price less than the fair market value of the Common Stock at the time of grant. The Plan allows for options granted to new employees or employees who are promoted to have an exercise price equal to the fair market value of the stock on the date of hire or promotion. No stock option can be exercised more than ten years after the date such option is granted. In the case of ISOs, the aggregate fair market value of the Common Stock with respect to which options are exercisable for the first time by any recipient during any calendar year cannot, under present tax rules, exceed $100,000.

Can the Committee grant other stock awards?

            The Committee is also authorized to grant other stock awards including, but not limited to, restricted stock awards and deferrals of an employee’s cash bonus or other compensation in the form of stock equivalents under such terms and conditions as the Committee may prescribe. The shares of Common Stock that may be granted pursuant to a restricted stock award are restricted and may not be sold, pledged, transferred or otherwise disposed of until such restrictions lapse. Shares of Common Stock issued pursuant to a restricted stock award are issued for no monetary consideration. Presently, no more than 500,000 shares of Stock can be granted as Restricted Stock.

Will shares available under the Plan be granted under any other Company compensation plan?

            The Committee has determined that the deferral of cash bonuses and other compensation under the Plan will be made in accordance with the provisions of the Deferred Compensation Plan for Key Employees. Pursuant to that plan, the Committee may, in its discretion, permit an eligible employee to defer payment of a cash bonus or other cash consideration under the Equity Option of that plan. Upon such deferral, an account in the employee’s name will be credited with an appropriate number of stock equivalents. Such employee’s account will be credited from time to time with dividend equivalents if dividends are paid by the Company. Distributions under the Equity Option may be made only upon the employee’s retirement or other termination of employment or at an earlier date as selected in advance by the employee. Upon distribution, the employee will receive shares of Common Stock equal to the number of equivalents in such employee’s vested balance account.

Can the Plan be amended?

            The Plan provides that it may be amended by the Board, except that no such amendment can increase the number of shares of stock reserved for awards or change the terms of awards granted prior to the amendment without the consent of the recipient.

What happens to awards in the event of changes to the Company’s capitalization?

            Appropriate adjustments will be made to the number of shares available for awards and the terms of outstanding awards under the Plan to reflect any issuance by the Company of another class of common, preferred, or otherwise targeted stock, any stock split-up, spin-off, issuance of targeted stock, stock dividend, combination or reclassification with respect to any outstanding series or class of stock of the Company, the consolidation or merger of the Company with any other entity or the sale of all or substantially all of the assets of the Company or any distribution to shareholders other than for regular cash dividends.

What are the key accounting consequences of the Plan?

            Under the Company’s current accounting practices, stock options which contain no specific performance criterion and are granted with an option price at least equal to the market price of the Common Stock on the date of grant would not result in any charge against earnings of the Company either at the time of grant or upon exercise. Stock options with a performance component result in a charge to earnings if the performance criterion is met. If the options are exercised, the proceeds received will be credited to the Treasury Stock or Common Stock account and to the capital in excess of par account and the shares issued would be added to the total Common Stock outstanding. Other stock awards result in a charge against earnings. Presently, if anti-dilution adjustments are made to stock options in accordance with applicable accounting rules, the Company does not incur compensation expense.

What awards will be received by directors or key employees?

            The Committee and the Board have the discretion to grant awards under the Plan and, as noted, no determination has been made as to specific recipients or the amount or nature of future awards to be made under the Plan. Currently, non-management directors defer all or portions of their annual cash retainer and meeting fees, receive annual stock option awards and, in the case of the Chairman of the Board, receive an annual restricted stock award (see page 11). Since benefits granted to key employees in any particular year are solely in the discretion of the Committee, we cannot predict any awards that may be granted in future years under the Plan.

What are the tax consequences of Non-Qualified Stock Options?

            Stock options issued under the Plan which do not satisfy the requirements of Section 422 of the Code have the following tax consequences:

1.	the optionee will have ordinary income at the time the option is exercised in an amount equal to the excess of the fair market value of the Common Stock acquired at the date of exercise over the option price;
2.	the Company will have a deductible expense in an amount equal to the ordinary income of the optionee;
3.	no amount other than the price paid upon exercise of the option shall be considered as received by the Company for shares so transferred; and
4.	any gain from the subsequent sale of the shares of Common Stock acquired upon exercise for an amount in excess of fair market value on the date the option is exercised will be capital gain and any loss will be capital loss.

What are the tax consequences of Incentive Stock Options?

            Stock options to be issued under the Plan as ISOs will satisfy the requirements of Section 422 of the Code. Under the provisions of that section, the optionee will not be deemed to receive any income at the time an ISO is granted or exercised. If the optionee disposes of the shares of Common Stock acquired more than two years after the grant and one year after the exercise of the ISO, the gain, if any (i.e., the excess of the amount realized for the share over the option price) will be long-term capital gain. If the optionee disposes of the shares acquired on exercise of an ISO within two years after the date of grant or within one year after the exercise of the ISO, the disposition will constitute a “disqualifying disposition” and the optionee will have ordinary income in the year of the disqualifying disposition equal to the fair market value of the stock on the date of exercise minus the option price. The excess of the amount received for the shares over the fair market value at the time of exercise will be short-term capital gain if the shares are disposed of within one year after the ISO is exercised, or long-term capital gain if the shares are disposed of more than one year after the ISO is exercised. If the optionee disposes of the shares in a disqualifying disposition, and such disposition is a sale or exchange which would result in a loss to the optionee, then the amount treated as ordinary income shall not exceed the excess (if any) of the amount realized on such sale or exchange over the adjusted basis of such shares.

            The Company is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has ordinary income as a result of a disqualifying disposition, the Company will have a corresponding deductible expense in an equivalent amount in the taxable year of the Company in which the disqualifying disposition occurs.

            The difference between the fair market value of the option at the time of exercise and the option price is a tax preference item for alternative minimum tax purposes. The basis in stock acquired upon exercise of an ISO for alternative minimum tax purposes is increased by the amount of the preference.

What are the tax consequences of other stock awards?

            In general, a recipient of other stock awards, including stock equivalents pursuant to the Deferred Compensation Plan for Key Employees, but excluding restricted stock awards (see below), will have ordinary income equal to the cash or fair market value of the Common Stock on the date received in the year in which the award is actually paid. The Company will have a corresponding deductible expense in an amount equal to that reported by the recipient as ordinary income in the same year so reported. The recipient’s basis in the stock received will be equal to the fair market value of the Common Stock when received and his or her holding period will begin on that date.

            Restricted stock awards do not constitute taxable income under existing federal tax law until such time as restrictions lapse with respect to any installment. When any installment of shares are released from restriction, the market value of such shares of Common Stock on the date the restrictions lapse constitutes income to the recipient in that year and is taxable at ordinary income rates.

            The Code, however, permits a recipient of a restricted stock award to elect to have the award treated as taxable income in the year of the award and to pay tax at ordinary income tax rates on the fair market value of all of the shares awarded based on the price of the shares on the date the recipient receives a beneficial interest in such shares. The election must be made promptly within time limits prescribed by the Code and the regulations thereunder. Any appreciation in value thereafter would be taxed at capital gain rates when the restrictions lapse and the stock is subsequently sold. However, should the market value of the stock, at the time the restrictions lapse and the stock is sold, be lower than at the date acquired, the recipient would have a capital loss, to the extent of the difference. In addition, if, after electing to pay tax on the award in the year received, the recipient subsequently forfeits the award for any reason, the tax previously paid is not recoverable. Since the lapse of restrictions on restricted stock awards is accelerated in the event of a change in control of the Company, such acceleration may result in an excess parachute payment, as defined in Section 280G of the Code. In such event, the Company’s deduction with respect to such excess parachute payment is denied and the recipient is subject to a nondeductible 20% excise tax on such excess parachute.

When does the Plan expire?

            The Committee may grant awards under the Plan until January 31, 2012. The Plan will remain effective with respect to all awards granted prior to expiration.

What vote is required to approve the amendment to the Plan?

            The affirmative vote of a majority of the shares entitled to vote and present (in person or by proxy) is required for approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2, APPROVAL OF THE AMENDMENT TO THE 2002 INCENTIVE STOCK PLAN.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(5)	Restricted Stock Award(s) ($)(4)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(1)
K. J. Hunt	2004	350,000	348,000	4,756	1,071,000	50,000	34,035
Co-CEO &	2003	237,504	185,000	0	0	30,000	15,676
President	2002	216,300	120,000	1,288	0	30,000	10,449

D. P. Skarie	2004	350,000	375,000	1,616	1,071,000	50,000	39,375
Co-CEO &	2003	229,008	185,000	0	0	30,000	10,741
President	2002	210,000	137,000	0	0	30,000	10,335

D. L. Beré(2)	2004	285,100	80,649	0	0	25,000	0
Corporate VP & CEO
Bakery Chef

R. R. Koulouris	2004	189,798	97,500	0	535,500	23,000	93,351
Corporate VP &
President of
Bremner Inc.
& Nutcracker
Brands, Inc.(3)

R. D. Wilkinson	2004	208,000	126,000	0	535,500	23,000	8,580
Corporate VP &	2003	200,508	125,000	0	0	23,000	7,558
Director of	2002	193,308	114,600	0	0	23,000	7,299
Product Supply of
Ralston Foods and
The Carriage House
Companies, Inc.

(1)	The amounts shown in this column consist of the following for fiscal years 2004, 2003 and 2002:

• Company Matching Contributions or Accruals to the Company’s SIP and Executive SIP:
	Fiscal Year 2004	Fiscal Year 2003	Fiscal Year 2002
Mr. Hunt	$34,035	$13,071	$10,449
Mr. Skarie	$39,375	$9,243	$10,335
Mr. Koulouris	$15,512	(3)	(3)
Mr. Wilkinson	$8,580	$6,015	$7,299

• Company reimbursement for relocation costs: Mr. Koulouris for fiscal year 2004, $77,839.

(2)	Mr. Beré became a Corporate Officer on December 3, 2003.
(3)	Mr. Koulouris became a Corporate Officer on November 6, 2003.
(4)	Restricted stock awards are valued by multiplying the closing market price of the Common Stock on the date of grant by the number of shares awarded. The Company pays dividends on shares of restricted stock at the same rate, if any, as paid to all Shareholders. Dividends are held in an account bearing interest at the prime rate until restrictions lapse. The restrictions lapse as follows: one-third on September 24 in 2011, 2012 and 2013. The number of shares of restricted stock awarded are as follows: Mr. Hunt - 30,000; Mr. Skarie - 30,000; Mr. Koulouris - 15,000; and Mr. Wilkinson - 15,000.

(5)	Amounts reflect reimbursement for taxes associated with spouse/immediate family accompaniment on business travel. Consistent with applicable regulations, this column does not include perquisites that when aggregated did not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)(3)
K. J. Hunt	50,000	12.0	32.30	2/4/14	727,850
D. P. Skarie	50,000	12.0	32.30	2/4/14	727,850
D. L. Beré	25,000	6.0	32.30	2/4/14	363,925
R. R. Koulouris	23,000	5.5	32.30	2/4/14	334,811
R. D. Wilkinson	23,000	5.5	32.30	2/4/14	334,811

(1)	25% of the total shares become exercisable on February 5 of 2007, 2008, 2009 and 2010 respectively.
(2)	The number of options granted to all employees in fiscal year 2004 was 419,000.
(3)	Grant date valuation amounts were determined by application of the Black-Scholes valuation method. Assumptions used were as follows: (i) interest rate equals the interpolated grant date Treasury rate for a term equal to the expected life of each option (averaging 3.75%); (ii) dividend yield equals 0%; (iii) expected volatility at grant date equals 35.06%; and (iv) expected exercise date equals the midpoint between the date exercisable and the expiration date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)
Name	Shares Acquired on Exercise (#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
K. J. Hunt	0	0	67,700	163,800	1,400,091	1,940,948
D. P. Skarie	0	0	43,000	157,750	834,897	1,831,347
D. L. Beré	0	0	0	25,000	0	85,000
R. R. Koulouris	0	0	12,625	49,250	243,916	492,075
R. D. Wilkinson	27,244	506,167	35,500	113,000	681,679	1,491,017

LONG -TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights(#)	Performance or Other Period Until Maturation or Payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
K. J. Hunt	0	0	$0	$0	$0
D. P. Skarie	0	0	0	0	0
D. L. Beré	(1)	3 years	100,000	0	400,000
R. R. Koulouris	0	0	0	0	0
R. D. Wilkinson	0	0	0	0	0

(1)	In September 2004, the Board of Directors awarded Mr. Beré a long-term special cash bonus. Under this program, Mr. Beré may receive a special cash bonus of $100,000, $200,000 or $400,000 based upon the achievement of certain pre-determined performance targets for the Company’s frozen bakery products segment. The payment date for any award amount earned under the program will be November 15, 2007. In order to be eligible to receive an award under the program, Mr. Beré must be considered an active employee of the Company on the payment date.

EQUITY PLAN COMPENSATION INFORMATION
FOR FISCAL-YEAR END

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average of Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a)
Equity compensation plans approved by security holders	2,681,457	20.65	933,683	(1)
Equity compensation plans not approved by security holders	0	0	0
Total (2)	2,681,457	20.65	933,683

(1)	Approximately 84,000 shares of this number are reserved for issuance under the equity option of the Company’s Deferred Compensation Plan for Key Employees. This amount equals the dollar value of previous deferrals of income by executive officers and key employees.

(2)	Does not include the 76,281 shares issued under the 2002 Incentive Stock Plan’s antidilution provision in connection with the Special Dividend paid on October 22, 2004.

EXECUTIVE AGREEMENTS

            The Company has Management Continuity Agreements with the Named Executive Officers and each of the other corporate officers. The agreements provide severance compensation to each corporate officer in the event of the officer’s voluntary or involuntary termination after a change-in-control of the Company. The compensation provided would be in the form of a lump sum payment equal to the present value of continuing the executive officer’s salary and bonus for a specified period following the executive officer’s termination of employment, and the continuation of other executive benefits for the same period. The initial applicable period is three years in the event of an involuntary termination of employment (including a constructive termination) and one year in the event of a voluntary termination of employment.

            No payments would be made if the executive officer’s termination is due to death, disability or normal retirement, or is “for cause,” nor would any payments continue beyond the executive officer’s normal retirement date. Contracts governing stock options and restricted stock provide that upon a change-in-control of the Company, any unexercised, unvested, unearned restricted or unpaid shares become 100% vested. The agreements provide that executives with a Management Continuity Agreement be indemnified from any tax under Section 4999 and Section 280G of the Internal Revenue Code of 1986, as amended, that is attributable to a parachute payment under the Code and any tax upon the payment of such amounts.

RETIREMENT PLAN

            The Ralcorp Retirement Plan may provide pension benefits in the future to the named executive officers. Certain regular U.S. employees having one year of service with the Company or certain Company subsidiaries are eligible to participate in the Retirement Plan. Employees become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

            Annual benefits are computed by multiplying the participant’s Final Average Earnings (average of participant’s five highest consecutive annual earnings during ten years prior to retirement or earlier termination) by the product of 1.5% times the participant’s years of service (to a maximum of 40 years) and by subtracting from that amount up to one half of the participant’s primary social security benefit at retirement (with the actual amount of offset determined by age and years of service at retirement).

            The following table shows the estimated annual retirement benefits that would be payable from the Retirement Plan to salaried employees, including the named executive officers, assuming age 65 retirement. To the extent an employee’s compensation or benefits exceed certain limits imposed by the Internal

Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the subtraction of social security benefits as described above. Effective December 31, 2003, the Company froze retirement benefits for administrative employees including corporate officers. Consequently, they no longer accrue defined pension benefits.

PENSION PLAN TABLE

	Years of Service
Remuneration (Final Average Earnings)	10	15	20	25	30	35	40
$ 100,000	$15,000	$22,500	$30,000	$37,500	$45,000	$52,500	$60,000
$ 200,000	$30,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000
$ 300,000	$45,000	$67,500	$90,000	$112,500	$135,000	$157,500	$180,000
$ 400,000	$60,000	$90,000	$120,000	$150,000	$180,000	$210,000	$240,000
$ 500,000	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500	$300,000
$ 600,000	$90,000	$135,000	$180,000	$225,000	$270,000	$315,000	$360,000
$ 700,000	$105,000	$157,500	$210,000	$262,500	$315,000	$367,500	$420,000
$ 800,000	$120,000	$180,000	$240,000	$300,000	$360,000	$420,000	$480,000
$ 900,000	$135,000	$202,500	$270,000	$337,500	$405,000	$472,500	$540,000
$1,000,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000	$600,000

            For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 2004, the following years of credited service, calculated to the nearest year: Mr. Hunt—18 years; Mr. Skarie—18 years; Mr. Koulouris—24 years; and Mr. Wilkinson—8 years. Credited service includes service with Ralston Purina Company, the Company’s former parent corporation. Earnings used in calculating benefits under the Retirement Plan and any unfunded supplemental retirement plan previously described are approximately equal to amounts included in the Salary and Bonus columns in the Summary Compensation Table on page 16.

      Other Benefit Plans

            Beneficiaries of eligible retired executive officers will be provided a death benefit in an amount equal to 50% of the earnings recognized under the Company’s benefit plans for the executive officer during the last full year of employment. This benefit is not presently insured or funded.

            In addition, the Executive Long-Term Disability Plan would provide benefits to its corporate officers, including certain executive officers, in the event they become disabled. The Long-Term Disability Plan, which is available to certain regular employees of the Company and in which officers must participate at their own expense in order to be eligible for the Executive Long-Term Disability Plan, imposes a limit of $10,000 per month (60% of a maximum annual salary of $200,000) on the amount paid to a disabled employee. The Executive Long-Term Disability Plan will provide a supplemental benefit equal to 60% of the difference between the executive officer’s previous year’s earnings recognized under the Company’s benefit plans and $200,000, with appropriate taxes withheld.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

            The Corporate Governance and Compensation Committee consists entirely of independent directors. It approves direct and indirect compensation of all executive officers, administers and makes awards under the Company’s existing Incentive Stock Plan. Stock-based awards such as stock options and restricted stock may be granted under that Plan to officers and other key employees of the Company.

Compensation Philosophy

            The Company’s executive compensation program is designed to provide total compensation that can attract, retain and motivate key employees. The Committee’s intent is to provide overall cash compensation packages that have a greater “at risk” element than competitive norms, i.e., salaries below industry medians and performance-based bonuses which may permit recipients to achieve total cash compensation packages exceeding medians. The Committee generally reviews executive officer compensation including salaries, bonuses and any long-term compensation each September near the end of the Company’s fiscal year.

Salaries

            The Committee establishes the salaries for executive officers based on its assessment of each individual’s responsibilities, experience, individual performance and contribution to the Company’s performance. The Committee also takes into account compensation data from other companies; length of service in current position and with the Company overall, historical compensation levels at the Company; the competitive environment for attracting and retaining executives; entitlement to employee retirement benefits (pension, 401k, etc.) and the recommendation of Messrs. Hunt and Skarie, except with respect to their own compensation. The Company attempts to set base salary levels at or below the median level for executives holding positions of similar responsibility and complexity at corporations as reflected in published surveys. The salaries and other compensation information for the Company’s Named Executive Officers are set forth in the Summary Compensation Table on page 16.

Bonuses

            On September 23, 2004, the Committee awarded bonuses to all but one of the Named Executive Officers for the Company’s 2004 fiscal year. The amount of each such bonus was based on the officer’s total compensation package including salary, bonus, stock options, and long-term stock based awards; the financial performance of the officer’s business unit relative to the business plan (including such measures as sales volume, revenues, costs, cash flow and operating profit); Company financial performance (including the measures of business unit performance listed above and, in addition, earnings per share); the officer’s individual performance (including the quality of strategic plans, organizational and management development, participation in evaluations of potential acquisitions and similar manifestations of individual performance); and the business environment for the officer’s business unit. With the exception of their own bonuses, the Committee considered recommendations of Messrs. Hunt and Skarie, which were based on bonus targets (as a percent of salary) set prior to the beginning of the fiscal year. Mr. Beré was paid a bonus under the terms of the Bakery Chef bonus plan in place at the time of the acquisition in December 2003.

            Although the foregoing factors were weighed heavily by the Committee, individual bonuses and the total bonus pool were not based on application of a strict numerical formula developed prior to the fiscal year, but were based on the Committee’s exercise of subjective judgment and discretion in light of the quantitative and qualitative factors listed above. Each of Messrs. Hunt’s and Skarie’s bonus was based on the Committee’s general assessment of the factors described above as well as their leadership in completing and managing the integration of key acquisitions during the year.

Long-Term Compensation

            Long-term compensation currently consists of stock options and restricted stock awards (or a long-term cash incentive for Mr. Beré). Stock options entitle the recipient to purchase a specified number of shares of the Company’s Common Stock after a specified period of time at an option price, which is ordinarily equal to the fair market value of the Common Stock at the time of grant. They provide executives with an opportunity to buy and maintain an equity interest in the Company while linking the executive’s compensation directly to shareholder value since the executive receives no benefit from the option unless all shareholders have benefited from an appreciation in the value of the Common Stock. In addition, since the options “vest” serially over a period of time after the date of grant (usually three to six years), they enhance the ability of the Company to retain the executive while encouraging the executive to take a longer-term view on decisions impacting the Company. Stock options were awarded in February 2004. The amount awarded to each Company officer was recommended by Messrs. Hunt and Skarie after consultation with the Committee’s Chairman. With respect to each of Messrs. Hunt and Skarie, the Committee authorized a stock option award of 50,000 shares. The amount reflected the increase in their responsibilities but was significantly lower than option awards granted to their predecessor. Long-term restricted stock awards were granted to all but one corporate officer in September 2004. The amounts awarded were recommended by Messrs. Hunt and Skarie after consultation with the Committee’s Chairman. The awards were designed to link compensation to long-term share price performance. Consequently, the awards do not begin vesting until 2011.

Additional Information

            In September 2004, we retained an independent consulting firm to study existing salary, bonus and stock based compensation paid to corporate officers. The results confirmed that, after giving effect to the 2004 restricted stock awards, total direct compensation (salary, bonus and present value of long-term incentives) for corporate officers was consistent with or below median market levels. With respect to Messrs. Hunt and Skarie, the analysis compared their total direct compensation against that of the Chief Operating Officer at other companies using published data and an average of the first and second highest paid individuals against a publicly-traded peer group. The peer group was comprised of twelve U.S.-based publicly traded food companies with revenue ranging from $422 million to $3.8 billion.

Deductibility of Certain Executive Compensation

            A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per person, per year for the Chief Executive Officer and the next four highest-paid executives. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may, in the exercise of its judgment, approve payment of compensation from time to time that may not be fully deductible. The Committee believes this flexibility will enable it to respond to changing business conditions, or to an executive’s exceptional individual performance. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

J. W. Goodall—Chairman	M. D. Ingram	D. W. Kemper
D. R. Banks	R. A. Liddy	W. P. Stiritz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            The members of the Corporate Governance and Compensation Committee are listed on page 10 under the heading “Board and Committee Service Summary.” Mr. Micheletto, Vice-Chairman of the Board of Directors of Ralcorp and its former Chief Executive Officer and President, serves on the Board of Directors of Energizer Holdings, Inc. During the Company’s fiscal year, he sat on Energizer’s Executive and Finance Committees. On December 8, 2003, he ended his service on Energizer’s Nominating and Executive Compensation Committee. Mr. Stiritz, the Chairman of the Board of Energizer Holdings, Inc. and Chairman of its Management Strategy and Finance Committee, serves on Ralcorp’s Board of Directors and sits on its Corporate Governance and Compensation Committee.

AUDIT COMMITTEE REPORT

            The Board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards, Rule 10A-3 of the Securities Exchange Act of 1934 and the Company’s Corporate Governance Guidelines. The Audit Committee operates under a written charter, adopted by the entire Board, which is available on the Company’s website at www.ralcorp.com/corporategovernance.htm.

            Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. Ernst & Young, LLP, the Company’s internal auditor, assists the Audit Committee with its responsibility to monitor and oversee these processes and internal controls. The Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits. The Committee met, at least quarterly, with the internal and independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

            With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2004, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented.

            The Audit Committee has received the written disclosures from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers with members of that firm.

            Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2004, be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for that year.

D. R. Banks—Chairman	M. D. Ingram	R. A. Liddy
J. W. Goodall	D. W. Kemper

OTHER RELATIONSHIPS INVOLVING DIRECTORS, OFFICERS,
OR THEIR ASSOCIATES

            Mr. Kemper is Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc., which is one of eight banks that participate in the Company’s committed credit facility. Commerce Bancshares’ lending commitment under that facility in Fiscal 2004 was limited to $25 million out of a total syndicate commitment of $275 million. During the fiscal year, the Company paid approximately $21,000 in interest to Commerce Bancshares, Inc. The Company’s corporate credit card program is administered through Commerce Bancshares, Inc., but there is no charge made to or fee paid by the Company for this service.

STOCK PERFORMANCE GRAPH

            The following performance graph compares the changes, for the period indicated, in the cumulative total value of $100 hypothetically invested in each of (a) Ralcorp Common Stock, (b) the Russell 2000 Index, and (c) the Russell 2000 Consumer Staples Index.

Comparison of Total Return on $100.00 Invested in Ralcorp Holdings, Inc. Common Stock on September 30, 1999 vs. Russell 2000 and Russell 2000 Consumer Staples Indices

Ralcorp
Russell 2000 Index
Russell 2000 Consumer Staples Index
$250.00
$225.00
$200.00
$175.00
$150.00
$125.00
$100.00
$75.00
9/30/1999
9/30/2000
9/30/2001
9/30/2002
9/30/2003
9/30/2004

                                                                                        Graph Data Points

	Ralcorp ($)	Russell 2000 Index ($)	Russell 2000 Consumer Staples Index ($)
9/30/1999	100.00	100.00	100.00
9/30/2000	79.86	123.55	98.77
9/30/2001	110.02	98.09	131.29
9/30/2002	120.25	89.58	118.69
9/30/2003	156.61	120.28	129.29
9/30/2004	204.10	141.72	143.44

OTHER MATTERS

Proxy Solicitation

            Ralcorp has paid for preparing this Proxy Statement and the Proxy Card. Ralcorp will also pay for the solicitation of proxies. The Company hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $9,000 plus expenses. Ralcorp will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs, including postage and handling, reasonably incurred by them in sending proxy materials to the beneficial owners of Ralcorp’s Common Stock. In addition to the use of the mail, employees of the Company may make proxy solicitations, via telephone or personal contact.

Independent Registered Public Accounting Firm

            PricewaterhouseCoopers LLP acted as Ralcorp’s independent accountants for fiscal year 2004 and has served in that capacity since 1994. The Board, upon the recommendation of the Audit Committee, appointed PricewaterhouseCoopers as independent accountants for the current fiscal year. A representative of that firm will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLC

            The following fees were paid for audit services rendered in conjunction with reviewing and auditing the Company’s fiscal years 2003 and 2004 financial statements and for other services during those fiscal years:

	FY 2003	FY 2004
Audit Fees	$390,000	$556,500
Audit-Related Fees	$15,000	$66,700
Tax Fees	$0	$0
All Other Fees	$1,400	$1,400

            The “Audit-Related Fees” paid for fiscal years 2003 and 2004 were for audits of employee benefit plans. For Fiscal 2004, audit-related fees also included assistance related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 covering reporting on internal controls over financial reporting. “All Other Fees” included amounts paid for the use of a proprietary accounting research database.

            With regard to the fees listed above, the Audit Committee has considered whether the provision by PricewaterhouseCoopers of services other than audit services is compatible with its ability to maintain its independence. Regardless of the size or nature of the other services, if any, to be provided, it is the Audit Committee’s policy and practice to approve any services not under the heading “Audit Fees” before any such other services are undertaken. The audit performed on behalf of the Company was staffed primarily by full-time, permanent employees of PricewaterhouseCoopers.

Section 16(a) Beneficial Ownership Reporting Compliance

            Executive officers and directors of Ralcorp are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Ralcorp Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to Ralcorp.

            Based solely on a review of copies of those reports, other documents furnished to Ralcorp and written representations that no other reports were required, Ralcorp believes that all filing requirements applicable to executive officers and directors have been complied with during the preceding fiscal year except that Ronald D. Wilkinson filed late one report for two transactions.

Shareholder Proposals for 2006 Meeting

            Under the Company’s Bylaws, shareholders who desire to nominate a director or present any other business at an Annual Meeting of Shareholders must follow certain procedures. Generally, to be considered at the 2006 Annual Meeting of Shareholders, a shareholder nomination or proposal not to be included in the Proxy Statement and Notice of Meeting must be received by the Company’s Secretary between November 4, 2005, and December 4, 2005. However, if the shareholder desires that the proposal be included in the Company’s Proxy Statement and Notice of Meeting for the 2006 Annual Meeting of Shareholders then it must be received by the Secretary of the Company no later than August 22, 2005 and must also comply in all respects with the rules and regulations of the Securities and Exchange Commission (SEC) and the laws of the State of Missouri. A copy of the Bylaws will be furnished to any shareholder without charge upon written request to the Company’s Secretary.

Form 10-K and Other Filings

            Upon written request and at no charge, the Company will provide a copy of any of its filings with the SEC, including its Annual Report on Form 10-K, with financial statements and schedules for its most recent fiscal year. The Company may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on the Company’s website, http://www.ralcorp.com, and the SEC’s website, http://www.sec.gov.

Householding

            SEC rules allow delivery of a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as the Company’s expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such shareholders may receive only one proxy statement and annual report. Shareholders who prefer to receive separate copies of the proxy statement and annual report, either now or in the future, may request to receive separate copies of the proxy statement and annual report by notifying the Company’s Secretary. Shareholders currently sharing an address with another shareholder who wish to have only one proxy statement and annual report delivered to the household in the future should also contact the Company’s Secretary.

Notices, Requests or Communications with Directors

            Any notice or request discussed above, or any communication intended for any member or members of the Company’s Board of Directors, should be directed to the Company’s Secretary, Ralcorp Holdings, Inc., 800 Market Street, Suite 2900, St. Louis, Missouri 63101. The Company’s Secretary will forward the communication to the designated member or members of the Company’s Board of Directors.

By Order of the Board of Directors,

Charles G. Huber, Jr.
Secretary

December 14, 2004

APPENDIX A

RALCORP HOLDINGS, INC.

AMENDED AND RESTATED
2002 INCENTIVE STOCK PLAN

Section I. General Provisions

A.  Purpose of Plan

            The purpose of the Amended and Restated 2002 Ralcorp Incentive Stock Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for stock options and other stock awards to attract, retain and motivate directors, officers and other key employees who make important contributions to the success of the Company.

B.  Definitions of Terms as Used in the Plan

  “Affiliate” means any subsidiary, whether directly or indirectly owned, or parent of the Company, or any other entity designated by the Committee.

  “Award” means a Stock Option granted under Section II of the Plan or Other Stock Award granted under Section III of the Plan.

  “Board” means the Board of Directors of Ralcorp Holdings, Inc.

  “Committee” means the Nominating and Compensation Committee of the Board of Directors of the Company or any successor committee the Board of Directors may designate to administer the Plan.

  “Company” means Ralcorp Holdings, Inc.

  “Employee” means any person who is employed by the Company or an Affiliate.

  “Fair Market Value” of any class or series of Stock means the fair and reasonable value thereof as determined by the Committee according to prices in trades as reported on the New York Stock Exchange-Composite Transactions. If there are no prices so reported or if, in the opinion of the Committee, such reported prices do not represent the fair and reasonable value of the Stock, then the Committee shall determine Fair Market Value by any means it deems reasonable under the circumstances.

  “Stock” means the Ralcorp Common Stock $.01 par value or any other authorized class or series of common stock or any such other security outstanding upon the reclassification of any of such classes or series of common stock, including, without limitation, any stock split-up, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate.

C.  Scope of Plan and Eligibility

            Any Employee or director selected by the Board or Committee shall be eligible for any Award contemplated under the Plan.

D.  Authorization and Reservation

            The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)	the shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions;

(b)	subject to the following provisions of Paragraph D, the maximum number of shares of stock that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of:

(i) 1,500,000 shares of Stock; (ii) any shares of Stock available for future awards under any prior plan of the Company (the “Prior Plan”) as of the effective date of this Plan; and (iii) any shares of Stock that are forfeited, expire or are canceled without delivery of shares of Stock or which result in the forfeiture of shares of Stock back to the Company under the Plan or the Prior Plan;

(c)	to the extent any shares of Stock covered by an Award are not delivered to an Award recipient or beneficiary because the Award is forfeited or canceled or the shares of Stock are not delivered because the shares are used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purpose of determining the maximum number of shares of Stock available for delivery of the Plan;

(d)	if the exercise price of any Stock Option granted under the Plan or all Prior Plans is satisfied by tendering shares of Stock to the Company, only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available under the Plan; and

(e)	the total number of shares of Stock that may be issued to any one participant during the term of Plan shall not exceed 1,000,000 shares of Stock.

E.  Administration of the Plan

1.	The Committee shall administer the Plan and, in connection therewith, it shall have full power to grant Awards, construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.

2.	The Committee shall include three or more members of the Board of the Company. Its members shall be appointed by and serve at the pleasure of the Board.

3.	The determination of those eligible to receive Awards, and the amount and type of each Award shall rest in the sole discretion of the Committee or the Board, subject to the provisions of the Plan.

Section II. Stock Options

A.  Description

            The Committee or the Board may grant options with respect to any class or series of Stock (“Stock Options”) that qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended, and it may grant Stock Options that do not so qualify.

B.  Terms and Conditions

  Each Stock Option shall be set forth in a written agreement containing such terms and conditions as the Committee or the Board may determine, subject to the provisions of the Plan.

  Except as set forth below in this paragraph, the purchase price of any shares exercised under any Stock Option must be paid in full upon such exercise. The payment shall be made in such form, which may be cash or Stock, as the Committee or the Board may determine. The Committee may permit a participant to pay the exercise price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

  No Incentive Stock Option may be exercised after the expiration of ten (10) years from the date such option is granted.

  The exercise price of each Stock Option shall be established by the Committee or shall be determined by a method established by the Committee at the time the Stock Option is granted. The exercise price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the Award; provided, however, that if the Award is granted in connection with the recipient’s hiring, promotion or similar event, the Stock Option exercise price may not be less than the Fair Market Value of the Stock on the date on which the recipient is hired or promoted (or similar event) if the grant of the Stock Option occurs not more than 180 days after the date of such hiring, promotion or other event.

  In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the appropriate class or series of Stock with respect to which Stock Options are exercisable for the first time by any Employee during any calendar year (under all such plans of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

Section III. Other Stock Awards

            In addition to Stock Options, the Committee or the Board may grant Other Stock Awards payable in any class or series of Stock upon such terms and conditions as the Committee or the Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

  Restricted Stock Awards. The Committee or the Board may grant Restricted Stock Awards, each of which consists of a grant of shares of any class or series of Stock subject to terms and conditions determined by the Committee or the Board in each entity’s discretion, subject to the provisions of the Plan. Such terms and conditions shall be set forth in written agreements. The shares of Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Stock are subject to forfeiture in accordance with Section IV of the Plan. Shares of Stock issued pursuant to a Restricted Stock Award can be issued for no monetary consideration. No more than 500,000 shares of Stock available for Awards may be used for the grant of Restricted Stock.

  Stock Related Deferred Compensation. The Committee or the Board may, in its discretion, permit the deferral of payment of an Employee’s cash bonus or other cash compensation in the form of either cash or any class or series of Stock (or Stock equivalents, each corresponding to a share of such Stock) under such terms and conditions as the Committee or the Board may prescribe. Payment of such compensation may be deferred for such period or until the occurrence of such event as the Committee or the Board may determine. All deferrals made in any class or series of Stock (or Stock equivalents) shall be paid on distribution in Stock. If a deferral is permitted in the form of Stock or Stock equivalents, the number of shares of Stock or number of Stock equivalents deferred will be determined by dividing the amount of the Employee’s bonus or other cash compensation being deferred by the closing price of the appropriate class or series of Stock, as reported by the New York Stock Exchange-Composite Transactions, on the date in question. Deferrals in any class or series of Stock or Stock equivalents cannot be transferred into other investment options. Additional rights or restrictions may apply in the event of a change in control of the Company.

Section IV. Forfeiture of Awards

A.	The Committee or the Board may include in any Award any conditions of forfeiture it may deem appropriate. The Committee or the Board also, after taking into account the relevant circumstances, may waive any condition of forfeiture stated in any Award contract.

B.	In the event of forfeiture, the recipient shall lose all rights in and to the Award. Except in the case of Restricted Stock Awards as to which the restrictions have not lapsed, this provision, however, shall not be invoked to force any recipient to return any Stock already received under an Award.

C.	Such determinations as may be necessary for application of this section, including any grant of authority to others to make determinations under this section, shall be at the sole discretion of the Committee or the Board, and its determinations shall be conclusive.

Section V. Death of Awardee

            Upon the death of an Award recipient, the following rules apply:

A.	A Stock Option, to the extent exercisable on the date of his death, may be exercised at any time within six (6) months, or such longer period not exceeding three years as the Committee or the Board may determine, after the recipient’s death, but not after the expiration of the term of the Stock Option, by the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

B.	In the case of any Other Stock Award, the Stock due shall be determined as of the date of the recipient’s death, and the Company shall issue the appropriate number of shares of the appropriate class or series of Stock. The issuance of shares of such Stock shall be made to recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

C.	An Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee and the Board may from time to time prescribe) to exercise, in the event of the death of the recipient, a Stock Option, or to receive, in such event, any Other Stock Awards. The Committee and the Board reserve the right to review and approve beneficiary designations. A recipient may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee or the Board shall be in doubt as to the right of any such beneficiary to exercise any Stock Option or to receive any Other Stock Award, the Committee or the Board, as the case may be, may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company and the Committee and the Board and the members thereof shall not be under any further liability to anyone.

Section VI. Other Governing Provisions

A.  Transferability

            Except as otherwise noted herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by him or by his guardian or legal representative.

B.  Rights as a Shareholder

            A recipient of an Award shall, unless the terms of the Award provide otherwise, have no rights as a shareholder, with respect to any Stock Options or shares which may be issued in connection with the Award until the issuance of a Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Stock certificate.

C.  General Conditions of Awards

            No director, Employee or other person shall have any right with respect to this Plan, the shares reserved or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan applicable to such recipient have been met.

D.  Reservation of Rights of Company

            The selection of an Employee for any Award shall not give such person any right to continue as an Employee and the right to discharge any Employee is specifically reserved.

E.  Acceleration

            The Committee or the Board may, in its sole discretion, accelerate the date of exercise of any Award.

F.  Adjustments

             In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limit set forth in Section III(1), (iii) the number and class of securities and exercise price per share subject to each outstanding Option (under the Plan or the Prior Plan) and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

G.  Withholding of Taxes

            The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award. The recipient may elect, subject to approval by the Committee or the Board, to have shares withheld by the Company in satisfaction of such taxes, or to deliver other shares of Stock owned by the recipient in satisfaction of such taxes. The number of shares to be withheld or delivered shall be calculated by reference to the Fair Market Value of the appropriate class or series of Stock on the date that such taxes are determined.

H.  No Warranty of Tax Effect

            Except as may be contained in the terms of any Award, no opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Award.

I.  Amendment of Plan

            The Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated may reinstate any or all of the provisions of the Plan, except that no amendment, suspension or termination may (i) apply to the terms of any Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination without the recipient’s consent or (ii) increase the shares of Stock available for Awards.

J.  Construction of Plan

            The place of administration of the Plan shall be in the State of Missouri, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri.

K.  Elections of Corporate Officers

            Notwithstanding anything to the contrary stated herein, any election or other action with respect to an Award of a recipient subject to Section 16 of the Securities Exchange Act of 1934 will be null and void if any such election or other action would cause said recipient to be subject to short-swing profit recovery under Section 16.

Section VII. Effective Date and Term

            This Plan shall be effective upon adoption by the shareholders of the Company. The Plan shall continue in effect until January 31, 2012, when it shall terminate. Upon termination, any balances in the share reserve shall be canceled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary to complete all of the Company’s obligations under outstanding Awards to conclude the administration of the Plan.

RALCORP HOLDINGS, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8056
EDISON, NJ 08818-8056

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week until the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/rah		**1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)**

If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

X **Please mark votes as in this example.**

#RLC

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting.
IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR ALL NOMINEES LISTED BELOW, AND FOR ITEM NO. 2.

The Board of Directors recommends a vote "FOR" all nominees for election as directors, and "FOR" Item No. 2.

1. Election of Directors.
Nominees: (01) Bill G. Armstrong, (02) David R. Banks, (03) Kevin J. Hunt, (04) David W. Kemper and (05) David P. Skarie

FOR ALL NOMINEES ☐ WITHHELD FROM ALL NOMINEES ☐

☐ ______________________________
For all nominees except as noted above

	FOR	AGAINST	ABSTAIN
2. Amendment to 2002 Incentive Stock Plan	☐	☐	☐

MARK BOX AT RIGHT IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD. ☐

ANNUAL REPORT
MARK HERE TO DISCONTINUE ANNUAL REPORT MAILING FOR THIS ACCOUNT (FOR MULTIPLE-ACCOUNT HOLDERS ONLY). ☐

ANNUAL MEETING
MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING ☐

Signature ______________________ Date: __________ Signature ______________________ Date: __________
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

IMPORTANT
PLEASE VOTE YOUR PROXY CARD TODAY!
YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF ADDITIONAL MAILINGS.

IF YOU REQUIRE SPECIAL ARRANGEMENTS TO PARTICIPATE AT THIS MEETING, PLEASE CONTACT THE COMPANY'S SHAREHOLDER SERVICES DEPARTMENT AT (314) 877-7046 PRIOR TO THE MEETING.

ADMISSION TICKET

FOR PRE-REGISTRATION, PLEASE SIGN BELOW.
PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

RALCORP HOLDINGS, INC.
2005 ANNUAL MEETING OF SHAREHOLDERS

SIGNATURE ____

FOLD AND DETACH HERE

P
R
O
X
Y

PROXY
RALCORP HOLDINGS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 2, 2005 AT 8:30 A.M.
BANK OF AMERICA PLAZA, 800 MARKET ST., 30th FLOOR, ST. LOUIS, MISSOURI

The undersigned appoints K. J. Hunt, D. P. Skarie and C. G. Huber, Jr., and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Ralcorp Holdings, Inc., to be held on February 2, 2005, and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side, all shares of Common Stock of the Company which the undersigned is entitled to vote.

Trustee's Authorization. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned's account under the Ralcorp Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

IMPORTANT–PLEASE SIGN AND DATE ON BACK OF CARD.
RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;
NO POSTAGE NECESSARY.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?
______________________	______________________
______________________	______________________
______________________	______________________

SEE REVERSE SIDE

(Continued and to be dated and signed on reverse side.)

SEE REVERSE SIDE